September 8, 2005
FOR IMMEDIATE RELEASE

Investors may contact:	Media may contact:

Kevin Stitt, 704.386.5667	Bob Stickler, 704.386.8465
Lee McEntire, 704.388.6780	Robert.Stickler@bankofamerica.com
Leyla Pakzad, 704.386.2024
Bank of America Names Al de Molina Chief Financial Officer; Marc Oken to Retire
CHARLOTTE, NC – Bank of America today announced that Alvaro G. de Molina, chief executive officer, Banc of America Securities, has been named chief financial officer of the corporation, succeeding Marc Oken. Oken, who has served the company for 16 years, has announced his intention to retire.
“Marc Oken is a strong leader and has brought great value to our company during his time here,” said Kenneth D. Lewis, chairman and chief executive officer. “He built our finance function into one of the best in the country, and successfully engineered one of the largest and smoothest transitions in banking history in the merger of Bank of America and FleetBoston. Marc has served our customers and shareholders with distinction. We appreciate his service, and wish him all the best in the future.
“Al de Molina brings a great deal of talent, leadership and strong experience to his new role as our CFO,” continued Lewis. “Al is respected on Wall Street for his proven financial skills and knowledge of the company. Al’s combination of experiences as corporate treasurer, chair of our asset/liability committee and president of one of our company’s largest businesses makes him uniquely suited to lead the development of our financial strategies and communicate effectively to investors and the analyst community.”
De Molina will assume the duties of the chief financial officer immediately, and also will lead the bank’s efforts to maximize organic growth by leveraging the company’s universal bank model. Because of his market experience, de Molina is uniquely qualified to lead this effort. All of the bank’s lines of business will be accountable to him in the execution of this strategy. Critical to this execution is the continued buildout of capabilities in origination, structuring, distribution and market-making, which is underway in GCIB.
Oken will assist in the transition, and will retire in the first quarter of 2006. Mark Werner, Bank of America Global Markets executive, has been named CEO of Banc of America Securities. Werner and de Molina’s management team will report to Gene Taylor, president, Bank of America Global Corporate & Investment Banking.
About Al de Molina
Al de Molina most recently served as chief executive officer of Banc of America Securities, leading the markets and products organizations within Global Corporate & Investment Banking. Prior to this role, de Molina served as president of Global Capital Markets & Investment Banking. He is a member of the Risk & Capital Committee, which sets strategic direction for the company.

Previously, de Molina was corporate treasurer, chaired the company’s asset/liability committee and had management responsibility for all treasury functions, including all investment and funding activities, as well as pensions, insurance and economics. Prior to joining Bank of America, de Molina served in the lead financial role for Emerging Markets at J.P. Morgan. He began his career in 1979 with Price Waterhouse.
About Marc Oken
Marc Oken was named chief financial officer for Bank of America in April 2004. He also successfully led the Bank of America/FleetBoston Financial Corporation transition from 2003-2005. Previous to his appointment as CFO, Mr. Oken was principal financial executive, a position he held since joining the bank in 1989.
From 1981 to 1983, Mr. Oken was a fellow with the Securities and Exchange Commission (SEC), serving as principal advisor to the SEC’s chief accountant on financial services industry accounting and disclosure matters. Mr. Oken was a partner with the firm of Price Waterhouse and was associated with that firm from 1974-1981 and 1983-1989.
About Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,600 ATMs and award-winning online banking with more than 13 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. www.bankofamerica.com
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